UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2013

CLAYTON WILLIAMS ENERGY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-10924	75-2396863
(State or other jurisdiction of	(Commission File	(I.R.S. Employer
incorporation or organization)	Number)	Identification Number)

6 Desta Drive, Suite 6500, Midland, Texas	79705-5510
(Address of principal executive offices)	(Zip code)

Registrant's Telephone Number, including area code: (432) 682-6324

Not applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 7.01 - Regulation FD Disclosure

On April 18, 2013, we announced that we had entered into a transaction with a financial investor to monetize 95% of our Wolfberry oil and gas reserves, leasehold interests and facilities located in Andrews County, Texas. A copy of the press release announcing the transaction is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
Item 8.01 - Other Events.

On April 18, 2013, we entered into a transaction with a financial investor to monetize 95% of our Wolfberry oil and gas reserves, leasehold interests and facilities located in Andrews County, Texas (the “Assets”) for $214 million, subject to customary closing adjustments. We will use the proceeds from the transaction to reduce the amount outstanding on our revolving bank credit facility. At closing of the transaction, the borrowing base under the facility will be reduced from $585 million to $470 million to account for the release of collateral, providing us with approximately $99 million of additional availability under the facility. Closing of the transaction, which is subject to customary conditions, is expected to occur on April 24, 2013.
In connection with the transaction, we will contribute 5% of the Assets to a newly formed limited partnership in exchange for a 5% general partner interest, and the partnership will purchase the remaining 95% of the Assets from us. The partnership will obtain the proceeds from the investor in exchange for a 95% limited partner interest in the partnership.
The Assets accounted for approximately 21% of our total proved reserves at December 31, 2012 and approximately 16% of our total oil and gas production for the quarter ended December 31, 2012.
Item 9.01 - Financial Statements and Exhibits

(d)    Exhibits.

Exhibit Number	Description

99.1	Press release dated April 19, 2013- Clayton Williams Energy, Inc. Agrees to Monetize Andrews County Wolfberry Assets

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

CLAYTON WILLIAMS ENERGY, INC.

Date:	April 19, 2013	By:	/s/ Mel G. Riggs
Mel G. Riggs
Executive Vice President and Chief
Operating Officer

Date:	April 19, 2013	By:	/s/ Michael L. Pollard
Michael L. Pollard
Senior Vice President and Chief Financial
Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated April 19, 2013- Clayton Williams Energy, Inc. Agrees to Monetize Andrews County Wolfberry Assets